Filed pursuant to Rule 433

Registration No: 333-165529

Final Term Sheet

Issuer:	Province of Ontario

Existing Long-Term Issuer Ratings[1]:	S&P: AA-; Moody’s: Aa2; DBRS: AA (low)

Rating Assigned to these Bonds:	S&P: AA-

Title:	Floating Rate Bonds due August 13, 2015

Aggregate Principal Amount:	U.S.$500,000,000

Denominations:	U.S.$5,000 and integral multiples of U.S.$1,000 for amounts in excess of U.S.$5,000

Trade Date:	January 31, 2013

Issue Date (Settlement Date):	February 7, 2013

Maturity Date:	August 13, 2015

Interest Rate Basis (Index):	3 Month USD LIBOR on Reuters page LIBOR01, except in the case of the Initial Interest Rate.

Spread to Index:	Plus 0.05%

Initial Interest Rate:	The Initial Interest Rate will be an interpolated rate based upon USD LIBOR with an Index Maturity of three months and USD LIBOR with an Index Maturity of four months, determined two London Business Days prior to the Issue Date, plus 0.05%.

Interest Payment Period:	Quarterly

Interest Payment Dates:	February 13, May 13, August 13 and November 13 of each year. The first interest payment on May 13, 2013 has a long first Interest Payment Period. Interest will accrue from February 7, 2013.

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date.

Interest Reset Dates:	February 13, May 13, August 13 and November 13 of each year, commencing February 7, 2013.

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Interest Rate:	Interest will be paid at a floating rate equal to the three-month USD LIBOR reset quarterly plus 0.05%, except in the case of the Initial Interest Rate.

Calculation Agent:	The Bank of New York Mellon, or its successor appointed by the Province of Ontario.

Public Offering Price:	100% plus accrued interest from February 7, 2013 if settlement occurs after that date.

Day Count Convention:	Actual/360, subject to Modified Following Adjusted business day convention.

Business Day:	A day on which banking institutions in the City of New York, in the City of London and in the City of Toronto are not authorized or obligated by law or executive order to be closed.

Underwriters:	Credit Suisse Securities (Europe) Limited J.P. Morgan Securities plc Morgan Stanley & Co. International plc

Prospectus and Prospectus Supplement:	Prospectus dated as of May 13, 2010, and Preliminary Prospectus Supplement dated as of January 31, 2013.

http://www.sec.gov/Archives/edgar/data/74615/000119312513032387/d476879d424b2.htm

CUSIP# / ISIN#:	68323A BS2 / US68323ABS24

Listing:	Admission to the Luxembourg Stock Exchange’s Official List and to trading on the Luxembourg Stock Exchange’s Euro MTF Market may be completed upon or following settlement on a reasonable efforts basis.

Settlement:	We expect that delivery of the Bonds will be made against payment therefor on or about the closing date of this offering specified on the cover page of the prospectus supplement, which is five business days following the date of pricing of the Bonds (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Bonds who wish to trade their Bonds on the date of pricing or the next succeeding business day should consult their own advisor.

U.S. Legend:	The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (Europe) Limited at 1-800-221-1037, J.P. Morgan Securities plc at 1-866-430-0686 or Morgan Stanley & Co. International plc at 1-866-718-1649.

United Kingdom Legend:	This document is for distribution only to persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any Bonds may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

European Economic Area Legends:	If and to the extent that this announcement is communicated in, or the offer of the Bonds to which it relates is made in, any European Economic Area Member State that has implemented Directive (2003/71/EC) and amendments thereto, including Directive 2010/73/EU, to the extent implemented in the Relevant Member State (the “Prospectus Directive”), this announcement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Member State.

This document does not constitute or form part of any offer or invitation to sell these Bonds and is not soliciting any offer to buy these Bonds in any jurisdiction where such offer or sale is not permitted. This document, the prospectus supplement and the base prospectus have been prepared on the basis that all offers of Bonds in any member state of the European Economic Area which has implemented the Prospective Directive (a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce and publish a prospectus for offers of the Bonds. Neither this document nor the prospectus supplement nor the base prospectus have been approved as a prospectus by a competent authority in any Relevant Member State and accordingly none is a prospectus for the purposes of the Prospectus Directive.

Swiss Legend:	The prospectus dated as of May 13, 2010 and the preliminary prospectus supplement dated as of January 31, 2013 and this notice do not constitute a public offering prospectus. The prospectus dated as of May 13, 2010 and the preliminary prospectus supplement dated as of January 31, 2013, and this notice and any other offering or marketing material relating to the Bonds may not be issued, circulated or distributed or otherwise made publicly available in or from Switzerland and are not intended as an offer or solicitation with respect to the purchase or sale of the Bonds by the public. “Public” shall have the meaning as per articles 652a and 1156 of the Swiss Code of Obligations.

OTHER:	ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.